Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-231925, 333-248754, 333-255489 and 333-265589 on Form S-3 and Registration Statement Nos. 333-225058 and 333-256554 on Form S-8 of Talos Energy Inc. of our report dated February 28, 2022, relating to the consolidated financial statements of EnVen Energy Corporation and subsidiaries as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 appearing in this Current Report on Form 8-K/A of Talos Energy Inc.

/s/ Ernst & Young LLP

Houston, Texas

April 12, 2023